UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 15, 2012

Date of Report

(Date of Earliest Event Reported)

SONOSITE, INC.

(Exact Name of the Registrant as Specified in its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-23791	91-1405022
(Commission File Number)	(IRS Employer Identification No.)

21919 30th Drive S.E. Bothell, WA	98021-3904
(Address of Principal Executive Offices)	(Zip Code)

(425) 951-1200

(Registrant’s Telephone Number, including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on July 10, 2007, SonoSite, Inc. (the “Company”) issued its 3.75% Convertible Senior Notes due 2014 (the “Notes”) pursuant to an indenture dated July 16, 2007 between the Company and Wells Fargo Bank, National Association, as trustee, (the “Trustee”) and a first supplemental indenture thereto dated as of July 16, 2007.

Also as previously disclosed, on December 15, 2011, the Company, FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”) and Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of FUJI (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser agreed to purchase all outstanding shares of the Company’s Common Stock (the “Shares”) at a price of $54.00 per share, in cash to the seller (the “Offer Price”), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 17, 2012 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

The Offer expired at 5:00 p.m., New York City time, on Wednesday, February 15, 2012. The depositary for the Offer advised FUJI and Purchaser that, as of such time, 13,748,129 shares (including 2,093,508 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 97.39% of all outstanding Shares. Purchaser has accepted for payment all Shares that were validly tendered and not withdrawn, and payment will be made promptly, in accordance with the terms of the Offer and applicable law.

The aggregate principal amount and accrued interest payable under the Notes as of February 16, 2012 is $115,294,819.79.

The closing of the Offer triggered a right held by the holders of the Notes (the “Holders”) to require the Company to repurchase the Notes (the “Repurchase Right”). Holders can elect to have all or a portion of their Notes repurchased by the Company. The repurchase price is equal to 100% of the principal amount of the Notes together with accrued and unpaid interest.

The closing of the Offer also triggers a right held by the Holders to convert the Notes into shares of the Company’s common stock (or into the cash merger consideration from and after the Merger). The applicable conversion rate of the Notes is 27.3322 shares of Company common stock per $1,000 of principal amount of the Notes (the “Conversion Right”). This conversion rate takes into account an increase of 1.1530 shares of Company common stock per $1,000 of principal amount of the Notes for Holders who make a valid election to convert their Notes in connection with the closing of the Offer. After the consummation of the Merger, the Notes will be convertible into the same merger consideration paid to the holders of the Company’s common stock, namely $54.00 per share of common stock underlying the Notes.

On February 16, 2012, the Company delivered a Notice of Repurchase Right (the “Notice”) to the Holders and the Trustee, which describes in further detail the Repurchase Right and the Conversion Right. A copy of the Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the director resignations and appointments discussed under Item 5.02 below, a majority of the members of the Company’s Board of Directors (the “Board”) will no longer meet the “independence” standards as defined under Nasdaq Listing Rule 5605(b)(1). In addition, as a result of the departure of each of Steven R. Goldstein M.D., William G. Parzybok and Robert G. Hauser, M.D. from the Compensation Committee of the Board, the Company is no longer in compliance with the Compensation Committee composition requirements of Nasdaq Listing Rule 5605(d). Furthermore, as a result of the departure of Carmen L. Diersen from the Audit Committee of the Board, the Company is no longer in compliance with the Audit Committee composition requirements of Nasdaq Listing Rule 5605(c)(2)(A). On February 17, 2012, the Company sent a letter to Nasdaq notifying Nasdaq of the foregoing facts. The Company expects that as a result of the Merger (as defined below), the Company’s common stock will cease to be traded on the NASDAQ Global Select Market.

Item 5.01 Changes in Control of Registrant.

As discussed under Item 2.04 above, the closing of the Offer resulted in a change in control of the Company. In connection with the Offer, FUJI and Purchaser will pay, in the aggregate, approximately $742.4 million in cash consideration from existing resources.

In accordance with the Merger Agreement, upon the Purchaser’s initial acceptance for payment of Shares tendered pursuant to the Offer (the “Appointment Time”), Purchaser became entitled to designate such number of directors, rounded to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to such designation) multiplied by the percentage of the issued and outstanding Shares owned by FUJI, Purchaser or any other subsidiary of FUJI.

Pursuant to the terms and conditions of the Merger Agreement, FUJI has elected to acquire the remaining outstanding Shares through a second-step merger, pursuant to which the Company will continue as a the surviving corporation and a wholly-owned subsidiary of FUJI (the “Merger”). The Merger is expected to be completed in late March or thereafter, following a special shareholders meeting called for the purpose of approving the Merger Agreement and the related plan of merger (the “Plan of Merger”). As a result of the consummation of the Offer, FUJI beneficially owns and has the right to vote a sufficient number of outstanding Shares such that approval of the Merger Agreement and the Plan of Merger at the special meeting is assured without the affirmative vote of any other shareholder.

As a result of the Merger, each outstanding Share not tendered and accepted for payment in the Offer (other than Shares held by Purchaser, FUJI or any wholly-owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law with respect to such Shares) will be converted into the right to receive the Offer Price, without interest and subject to any applicable withholding and transfer taxes.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, Purchaser or FUJI, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

In connection with the closing of the Offer, effective as of February 16, 2012, each of Carmen L. Diersen, Steven R. Goldstein, M.D., William G. Parzybok, Jr. and Robert G. Hauser, M.D. resigned from the Board. At the time of their resignation, Ms. Diersen was a member of the Nominating and Corporate Governance Committee, Dr. Goldstein, Mr. Parzybok and Dr. Hauser were members of the Compensation Committee, and Ms. Diersen was a member of the Audit Committee.

Appointment of Directors

On February 16, 2012, the Board determined that the size of the Board shall be increased from eight to nine directors.

In connection with the closing of the Offer, effective as of February 16, 2012, each of the following designees of Purchaser was appointed to the Board: Kouichi Tamai, Toru Takahashi, Ryutaro Hosoda, Naohiro Fujitani and Kenji Sukeno.

Following is a brief biography of each director appointed:

Kouichi Tamai has been a director of FUJI since June 2010 and a director of FUJFIILM Corporation (“FUJIFILM”) since June 2008. In addition, he has served as Deputy General Manager of the Corporate Planning Headquarters of FUJIFILM since June 2006 and Senior Vice President of FUJIFILM since June 2011 and General Manager of the Medical System Products Division of FUJIFILM since April 2011. From June 2010 to April 2011, he was General Manager of the Production Engineering and Development Center of FUJIFILM. From June 2006 to June 2010, he was Deputy General Manager of the Production Engineering and Development Center of FUJIFILM. Prior thereto, he held various management positions at FUJI and its subsidiaries.

Toru Takahashi has been a director of FUJI since June 2010 and a director of FUJIFILM since June 2008. In addition, he has been Senior Vice President, Deputy General Manager of the Corporate Planning Headquarters of FUJIFILM and General Manager of Overseas Business Strategy Office of FUJIFILM since June 2011. From June 2008 to June 2011, he was General Manager of Corporate Planning Headquarters of FUJIFILM. From June 2007 to June 2008, he was General Manager of Recording Media Products Division of FUJIFILM. Prior thereto, he held various management positions at FUJI and its subsidiaries.

Ryutaro Hosoda has been Corporate Vice President of FUJIFILM since June 2009, President of FUJIFILM America since November 2008, and President and Chief Executive Officer of FUJIFILM North America Corporation since November 2008. From April 2007 to October 2008, he was Senior Vice President of Imaging Products Division of FUJIFILM Europe GmbH. From July 2004 to March 2007, he was General Manager of Advertising Division of FUJIFILM. Prior thereto, he held various management positions at FUJI and its subsidiaries.

Naohiro Fujitani has been President and Chief Executive Officer of FUJIFILM Medical Systems U.S.A., Inc. (“FUJI Medical”) since March 2010. From December 2009 to March 2010, he was Executive Vice President of FUJI Medical. From October 2006 to December 2009, he was Senior Vice President of Graphic Systems Products Division of FUJIFILM Europe GmbH. From October 2003 to September 2006, he was Deputy General Manager of Graphic Systems Division of FUJIFILM. Prior thereto, he held various management positions at FUJI and its subsidiaries.

Kenji Sukeno has been General Manager of Subsidiary Management and M&A Group, Corporate Planning Division of FUJI since July 2011. From July 2010 to June 2011, he was Deputy General Manager of Optical Device Business Division of FUJIFILM. From August 2009 to June 2010, he was Corporate Vice President of Fujinon Corporation, and from August 2008 to August 2009, he was a director of FUJIFILM Business Expert Corporation. From January 2002 to August 2008, he was Chief Financial Officer of FUJIFILM America. Prior thereto, he held various management positions at FUJI and its subsidiaries.

Since the beginning of the Company’s last fiscal year the Company has not engaged in any transactions, and there are no currently proposed transactions, in which the amount involved exceeds $120,000 and in which Kouichi Tamai, Toru Takahashi, Ryutaro Hosoda, Naohiro Fujitani or Kenji Sukeno had or will have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Notice of Repurchase Right dated February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 17, 2012	SONOSITE, INC.

	By:	/s/ Kevin Goodwin
Kevin Goodwin President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice of Repurchase Right dated February 16, 2012.